Exhibit 99.1

Globecomm Systems Announces Results For Fiscal 2008

Third Quarter and Record Nine-Month Financial Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—May 7, 2008—Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced financial results for the fiscal 2008 third quarter and nine-months ended March 31, 2008. Globecomm reports its financial results on a generally accepted accounting principles (GAAP) basis and also provides pro-forma results excluding certain non-cash items. In an attached table the Company provides a detailed reconciliation of GAAP earnings to earnings excluding certain non-cash items. Highlights of the Company’s results are:

•	GAAP earnings per diluted share of $0.17 in the fiscal 2008 third quarter as compared to GAAP earnings per diluted share of $0.14 in the same period last year.
•

Pro-forma earnings per diluted share of $0.18 in the fiscal 2008 third quarter as compared to pro-forma earnings per diluted share of $0.14 in the same period last year. Excluded from the pro-forma earnings were non-cash charges for share-based compensation and amortization of intangibles relating to an acquisition.

•	Consolidated revenues of $43.3 million in the fiscal 2008 third quarter as compared to $39.1 million in the same period last year.
•	Service revenues increased 116.6% to $15.8 million as compared to $7.3 million in the same period last year.

Fiscal Year 2008 Third Quarter Results

Revenues for the Company’s fiscal 2008 third quarter increased 10.7% to $43.3 million, compared to $39.1 million in the same period last year. Revenues from infrastructure solutions decreased by 13.6% to $27.5 million compared to $31.8 million in the same period last year. Revenues from services increased 116.6% to $15.8 million as compared to $7.3 million in the same period last year. This service increase includes $6.3 million generated from the GlobalSat business acquired in May 2007. The decrease in infrastructure solutions revenue in the three months ended March 31, 2008 was due to timing of shipments and project milestones in the government marketplace.

Net income for the Company’s fiscal 2008 third quarter increased to $3.4 million, or $0.17 per diluted share, compared to net income of $2.3 million, or $0.14 per diluted share, in the third quarter of fiscal 2007 on a GAAP basis. Excluding certain non-cash items, pro-forma earnings per diluted share were $0.18 for the third quarter of fiscal 2008 as compared to $0.14 in the third quarter of fiscal 2007. The increase in net income continues to be primarily driven by the operating leverage the Company is currently experiencing resulting from a greater mix of service and pre-engineered systems revenues as a percentage of total revenues as compared to the same period last year.

Fiscal Year 2008 Nine-Month Results

Revenues for the Company’s fiscal 2008 nine-months ended March 31, 2008 increased 37.9% to a record $140.1 million, compared to $101.6 million in the same period last year. Revenues from infrastructure solutions increased by 20.1% to $93.2 million compared to $77.6 million in the same period last year. Revenues from services increased 95.9% to $46.9 million as compared to $23.9 million in the same period last year. This service increase includes $20.3 million generated from the GlobalSat business acquired in May 2007. The overall increase in revenues was primarily driven by growth in the systems design and integration services, pre-engineered systems, and content distribution services.

Net income for the Company’s first nine-months of fiscal 2008 increased to a record $10.2 million, or $0.51 per diluted share, compared to net income of $5.1 million, or $0.31 per diluted share, in the same period last year on a GAAP basis. Excluding certain non-cash items, pro-forma earnings per diluted share were a record $0.57 for the first nine-months of fiscal 2008 as compared to $0.32 for the same period last year. The increase in net income continues to be primarily driven by revenue growth and the operating leverage the Company is currently experiencing resulting from a greater mix of service and pre-engineered systems revenues as a percentage of total revenues as compared to the same period last year.

Management’s Review of Results

David Hershberg, Chairman and CEO of the Company, said, “Globecomm continues to execute on the current year financial goals as evidenced by the third quarter and nine-month results. The Company is well positioned to capitalize on favorable trends in the broadcast, government and wireless marketplaces and has strengthened its sales and marketing organization to further address these markets, with Bill Raney’s recently announced promotion to Senior Vice President of Sales and Marketing. Globecomm possesses extensive engineering talent and has built multiple technology platforms to serve these high growth markets and looks forward to communicating our progress.”

Management’s Current Expectations for the Fiscal Year Ending June 30, 2008

Globecomm continues to expect consolidated revenues for fiscal year 2008 to be between $190 million and $200 million. GAAP earnings per diluted share are expected to be approximately $0.70 per share, which includes $0.08 of certain non-cash charges or approximately $0.78 pro-forma earnings per diluted share excluding non-cash charges.

These expectations reflect actual results for the Company’s nine months ended March 31, 2008 and management’s current view of the next three months. Actual results for fiscal year 2008 will remain susceptible to certain factors. These may include, but are not limited to, timing of shipments and milestones from certain projects included in management’s projections, unfavorable product mix, possible cost overruns on projects, and major disruptions in the marketplaces in which the Company operates due to political unrest, local violence, global economic recession and changes in the United States Government foreign policy.

About Globecomm Systems

Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, including our Quarterly Report on Form 10-Q, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

CONTACT: Globecomm Systems Inc.

David Hershberg, 631-231-9800

Investor Relations:

Matthew Byron, 631-457-1301

Fax: 631-231-1557

info@globecommsystems.com

www.globecommsystems.com.

SOURCE: Globecomm Systems Inc.

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Revenues from infrastructure solutions	$27,483	$31,818	$93,206	$77,630
Revenues from services	15,809	7,299	46,875	23,927
Total revenues	43,292	39,117	140,081	101,557
Costs and operating expenses:
Costs from infrastructure solutions	21,388	25,225	74,007	62,502
Costs from services	12,178	6,131	35,311	19,694
Selling and marketing	2,457	2,290	7,710	5,831
Research and development	507	440	1,660	963
General and administrative	3,533	3,033	11,837	8,398
Total costs and operating expenses	40,063	37,119	130,525	97,388
Income from operations	3,229	1,998	9,556	4,169
Interest income	387	391	1,463	1,007
Interest (expense)	—	—	(285)	—
Income before income taxes	3,616	2,389	10,734	5,176
Provision for income taxes	193	57	568	122
Net income	$3,423	$2,332	$10,166	$5,054
Basic net income per common share	$0.17	$0.15	$0.53	$0.32
Diluted net income per common share	$0.17	$0.14	$0.51	$0.31
Weighted-average shares used in the calculation of basic net income per common share	20,036	16,045	19,281	15,620
Weighted-average shares used in the calculation of diluted net income per common share	20,610	16,954	20,086	16,473

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2008	June 30, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,651	$25,558
Accounts receivable, net	44,200	38,378
Inventories	21,685	16,294
Prepaid expenses and other current assets	1,845	2,823
Total current assets	110,381	83,053
Fixed assets, net	33,216	33,238
Goodwill	22,197	22,197
Intangibles, net	2,698	3,474
Other assets	963	921
Total assets	$169,455	$142,883
Liabilities and Stockholders’ Equity
Current liabilities	$36,621	$45,802
Other liabilities	948	1,035
Long term debt	—	12,533
Deferred income taxes	296	—
Total stockholders’ equity	131,590	83,513
Total liabilities and stockholders’ equity	$169,455	$142,883

Globecomm Systems Inc.

Reconciliation of Net Income to Pro-forma Diluted Net Income per common share,

excluding certain non-cash items

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Net income	$3,423	$2,332	$10,166	$5,054
Adjustments:
Amortization of intangibles (A)	99	—	776	—
Stock compensation expense	151	12	558	171
Pro-forma net income, excluding certain non-cash items	3,673	2,344	11,500	5,225
Pro-forma diluted net income per common share, excluding certain non-cash items	$0.18	$0.14	$0.57	$0.32
Diluted net income per common share	$0.17	$0.14	$0.51	$0.31
Weighted-average shares used in the calculation of pro-forma diluted net income per common share, excluding certain non-cash items	20,610	16,954	20,086	16,473

(A)    Amount represents amortization of intangibles related to the acquisition of the GlobalSat business.